Exhibit 10.10

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

CONFIDENTIAL INFORMATION

EXCLUSIVE LICENSE AGREEMENT

Between

DOUG PATTON AND OPTHALMIC SYNERGIES, LLC

and

LENSAR, Inc.

This Exclusive License Agreement (the “Agreement”) is effective as of September 23, 2019 (the “Effective Date”) by and between Doug Patton and Ophthalmic Synergies, a limited liability company organized under the laws of Nevada and located at 3050 Pullman Street, Costa Mesa, CA 92626 (individually and collectively “LICENSOR”) and LENSAR Inc., a Delaware company having a principal place of business at 2800 Discovery Drive, Suite 100, Orlando, Florida 32836 (“LENSAR”). LICENSOR and LENSAR are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, LICENSOR is the owner of certain patent rights which relate to ophthalmic surgery machines and methods related thereto, including patent rights which describe and claim combining a femtosecond laser and a phacoemulsification system;

WHEREAS, LICENSOR and LENSAR desire to enter into an agreement under which LENSAR will obtain an exclusive right and license to develop, market and commercialize products comprising devices covered by LICENSOR’s patents under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, LICENSOR and LENSAR hereby agree as follows:

ARTICLE 1.    DEFINITIONS

All references to Articles and Sections shall be referenced to the Articles and Sections of this Agreement. Except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.1    “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.2    “Controlled” means, with respect to patent rights, that LICENSOR or an Affiliate owns or has a license or other right to such patent rights and has the ability to grant to LENSAR a license, sublicense, right or access to such patent rights as provided for in this Agreement without violating the terms of any agreement or other arrangements with any Third Party existing at the time.

1

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1.3    “Femtosecond laser device” [***].

1.4    “Field” [***].

1.5    “First Commercial Sale” means the first sale of a Licensed Product for use by the general public by LENSAR, its Affiliates or sublicensees, which Licensed Product is covered by a Valid Claim, to Third Persons following regulatory approval or clearance of the Licensed Product in the country where sold.

1.6    “First U.S. Regulatory Approval” shall mean the first date upon which a Licensed Product, which Licensed Product is covered by a Valid Claim, is approved or cleared for marketing by the Food and Drug Administration.

1.7    “Invention(s)” means improvements, inventions, formulae, processes, techniques, devices, machines, software, compilations, systems, know-how and data that are conceived, made, discovered or reduced to practice by, or on behalf of, LICENSOR, its Affiliates, employees, agents or subcontractors, and all the intellectual property rights therein.

1.8    “Licensed Product(s)” [***].

1.9    “Licensed Patent Rights” means all Patents owned or Controlled, by LICENSOR or an Affiliate, at, the Effective Date, or owned and or Controlled by LICENSOR or an Affiliate during the Term, including, but not limited to:

[***]

and all Patents claiming priority thereto or claiming common priority therewith, to the extent that such Patents disclose or claim Inventions in the Field or that are a Licensed Product.

1.10    “Patent” means all: (a) unexpired patents, including any substitution, amendment, extension, registration, reissue, re-examination, restoration, supplementary protection certificates, confirmation patents, patent of additions, renewal, inventor’s certificate or any like filing thereof; and (b) patent applications, pending patent applications, including any continuation, division or continuation-in-part thereof, and any provisional, nonprovisional, or other priority applications, including expired applications.

1.11    “Phacoemulsification device” [***].

1.12    “Third Person” means any entity that is not a Party, an Affiliate, or any sublicensee thereof.

1.13    “Term” means until the last date on which a Valid Claim exists or, if later, the final expiration of any pending but unissued Patents owned or Controlled by LICENSOR or an Affiliate thereof. A Valid Claim shall exist for the purpose of this Section 1.13 until the final date on which it is enforceable, including any extensions or adjustments, and including the period after expiration of any corresponding patent during which such patent can be enforced against Third Parties.

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1.14    “Territory” means the entire world.

1.15    “Valid Claim” means any issued or granted claim in any of the Licensed Patent Rights, which claim has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review.

ARTICLE 2.    LICENSES GRANT

2.01    License Grants. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants, and LENSAR hereby accepts, an exclusive license under the Licensed Patent Rights in the Territory, including the right to grant sublicenses, to make, use, sell, have made, have sold, import, have imported, export, have exported, distribute, have distributed, offer for sale, and otherwise exploit to their full extent, the Licensed Products in the Field.

2.02    No Challenge. During the Term, neither Party nor their Affiliates will directly or indirectly challenge the validity or enforceability of the Licensed Patent Rights, or provide assistance of any kind to any Third Party with respect to such a challenge, or provide assistance of any kind to a Third Party with regard to an allegation of infringement of the Licensed Patent Rights by a Third Party, including, without limitation, by: (a) filing or participating in a declaratory judgment action in which any of the Licensed Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art pursuant to 35 U.S.C. Section 301, filing a request for reexamination of any of the Licensed Patent Rights pursuant to 35 U.S.C. Section 302 and/or 311, or provoking or becoming a party to an interference with any of the Licensed Patent Rights pursuant to 35 U.S.C. Section 135; (c) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the Licensed Patent Rights; or (d) participating directly or indirectly in any equivalent proceeding or action in any country in the Territory.

2.03    Effect of Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

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ARTICLE 3.    PAYMENTS

3.01    Upfront Payment.

In partial consideration for the license granted by LICENSOR under Article 2 of this Agreement, LENSAR shall pay to LICENSOR the amount of Three Million Five Hundred Thousand United States Dollars ($3,500,000) within fifteen (15) days of the Effective Date.

3.02    Milestone Payments.

(a)

Milestone Payments for First U.S. Regulatory Approval. In further consideration of the license granted by LICENSOR under Article 2 of this Agreement, upon the First U.S. Regulatory Approval, LENSAR shall make a one-time payment in the sum of [***] within fifteen (15) days of attainment of such milestone. LENSAR shall be liable for the payment of the milestone payment under this Section 3.02(a) only once, at which point all obligations of LENSAR under this Section 3.02(a) shall be satisfied.

(b)

Milestone Payment for First Commercial Sale. In further consideration of the license granted by LICENSOR under Article 2 of this Agreement, upon the First Commercial Sale, LENSAR shall make a one-time payment in the sum of [***] within fifteen (15) days of attainment of such milestone. LENSAR shall be liable for the payment of the milestone payment under this Section 3.02(b) only once, at which point all obligations of LENSAR under this Section 3.02(b) shall be satisfied.

(c)

Payment of Milestone Payments. Upon completion of the payment of the milestone payments provided for in this Section 3.02, the license granted hereunder shall become fully paid up, irrevocable and perpetual for the Term of this Agreement.

3.03    Payment. All amounts payable to LICENSOR under this Agreement shall be payable in U.S. Dollars by wire transfer to the following bank account designated by LICENSOR (or such other bank account as LICENSOR may designate in writing from time to time):

[***]

3.04    Interest on Overdue Payments. LENSAR shall be liable for interest on any overdue payments under Sections 3.01 and 3.02 at the rate of two percent (2%) above the U.S. Prime rate quoted by Citibank, N.A. for the applicable period, or the highest rate allowed by law, whichever is less, commencing on the date such payment is due until paid without prejudice to LICENSOR’s right to receive payment on the due date.

ARTICLE 4.    PROSECUTION, MAINTENANCE AND ENFORCEMENT OF LICENSED PATENT RIGHTS

4.01    LICENSOR shall coordinate with LENSAR regarding the preparation, filing, prosecution, extension and maintenance of the Licensed Patent Rights. In accordance with this paragraph, LICENSOR shall provide copies of all patent office communications regarding or related to patent office communications regarding the Licensed Patents. If LICENSOR elects not to pursue the initial filing of a potential Licensed Patent Right in the Territory or support the

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continued prosecution, maintenance or foreign filing of any such patent, LICENSOR will promptly so notify LENSAR, and in any event in good time, to enable LENSAR to timely meet any applicable deadlines for the preservation of such patent rights. LENSAR shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of any such Licensed Patent Right at its sole expense. If LENSAR does so elect, then LICENSOR shall provide such cooperation to LENSAR, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities, and LICENSOR, or its successor in interest, shall assign all of its right, title and interest to such Licensed Patent Right, other than LICENSOR’s rights to payment as provided in Article 3 hereof, to LENSAR, and LENSAR’s remaining obligations and covenants to LICENSOR with respect to such assigned Licensed Patent Rights under this Agreement shall terminate.

4.02    Third Party Infringements. Each Party shall promptly notify the other Party in writing of any actual or suspected infringement of any Licensed Patent Right, which notification shall specify in reasonable detail the nature of such actual or suspected infringement. LENSAR shall have the right to enforce the Licensed Patent Rights against such infringing activity or to defend any such claim of invalidity filed by a Third Party with respect to the Licensed Patent Rights in the Territory. LENSAR shall keep LICENSOR reasonably informed as to its strategy and the status of the action. The Parties agree that the costs of such prosecution or defense of validity shall be borne by LENSAR. LENSAR shall be entitled to the proceeds of any awards, judgments or settlements obtained in connection with an infringement or misappropriation. At LENSAR’s request and expense, LICENSOR agrees to furnish LENSAR with such cooperation, including consenting to act as a party to litigation if required by Applicable Law, and exchange of information as LENSAR may reasonably request in connection with the prosecution of any such action and LICENSOR agrees that LENSAR shall have final decision-making authority in connection with such actions. LICENSOR shall not take any action which would admit or represent to the invalidity or unenforceability, or the non-infringement by a Third Party, of a Licensed Patent Right without the consent of LENSAR, during the course of a proceeding in which the Licensed Patent Rights are at issue or otherwise.

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

5.01    Each Party represents and warrants to the other:

i	That it knows of no legal reason that would prevent it from entering into this Agreement and satisfying each of its obligations hereunder;

ii	That the signatory hereto is duly authorized to execute and deliver this Agreement on behalf of the Party for which it signs; and

iii

That the execution and delivery by each Party of this Agreement or the consummation of the transactions contemplated hereby will not contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Third Party the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (a) any applicable law or

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any judgment, order, writ, decree, permit or license to which any of its assets or properties may be subject or bound, or (b) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which a Party may be bound or to which any of its assets or properties may be bound or committed or (c) any term or provision of any of the organizational documents of a Party.

5.02    LICENSOR represents and warrants as follows:

i

That it is the sole owner of the entire right, title and interest in the Licensed Patent Rights existing as of the Effective Date and covenants that it will use its best efforts to ensure that it is the sole owner of the entire right, title and interest in any Licensed Patent Rights that come into existence during the Term;

ii

That each individual associated with the filing and prosecution of the Licensed Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any obligation to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Licensed Patent Rights where such duties exist;

iii

That, to the best of LICENSOR’s knowledge, there is no opposition, interference, reexamination, derivation or other post-grant proceeding, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, government investigation, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claims pending or threatened with respect to the Licensed Patent Rights; and

iv

That, except as it has specifically notified LENSAR thereof in advance of the Effective Date of this Agreement, it is not in possession of any written legal opinion with respect to any of the Licensed Patent Rights which questions the validity or enforceability or ownership thereof.

5.03    No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 5, NEITHER LENSAR NOR LICENSOR MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER, INCLUDING WITHOUT LIMITATION THE LICENSED PATENT RIGHTS, OR LICENSED PRODUCTS DEVELOPED, COMMERCIALIZED, SOLD OR OTHERWISE ACQUIRED OR DISPOSED OF BY LENSAR.

5.04    LENSAR Indemnification of LICENSOR. LENSAR shall at all times, during the Term of this Agreement and thereafter, indemnify and hold harmless LICENSOR and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) arising out of or resulting from (a) any claim of patent infringement

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(direct or contributory) or inducing patent infringement with respect to the activities of LENSAR or its Affiliates or sublicensees; (b) the development, manufacture, holding, use, testing, advertisement, importation, sale or other disposition of any product and/or the exercise of any rights under this Agreement by LENSAR, its Affiliates or sublicensees, or any distributor, customer or representative thereof or any one in privity therewith; or (c) any material breach of its obligations, representations, warranties or covenants of this Agreement. LICENSOR shall promptly notify LENSAR of such claim, proceeding, loss, expense or liability and LENSAR, at LENSAR’s cost, shall have sole control over the defense, including settlement of any claim or action, with full cooperation from LICENSOR, provided that, LENSAR shall not affect any settlement or other disposition of any such related proceeding or claim which materially affects LICENSOR without LICENSOR’s consent.

5.05    LICENSOR Indemnification of LENSAR. LICENSOR shall at all times, during the Term of this Agreement and thereafter, indemnify and hold harmless LENSAR and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) arising out of or resulting from any material breach of its obligations, representations, warranties or covenants under this Agreement. LENSAR shall promptly notify LICENSOR of such claim, proceeding, loss, expense or liability and LICENSOR, at LICENSOR’s cost, shall have sole control Over the defense, including settlement of any claim or action, with full cooperation from LENSAR, provided that, LICENSOR shall not affect any settlement or other disposition of any such related proceeding or claim which materially affects LENSAR without LENSAR’s consent.

5.06    Covenant Not to Sue a Licensed Product. Each of Doug Patton and Ophthalmic Synergies, on behalf of itself and its Affiliates and its officers and directors, covenants that it will not sue or assert any claim against, or otherwise participate in any action or proceeding against LENSAR, its Affiliates or their successors and permitted assigns or any of LENSAR’s suppliers, distributors, wholesalers or customers (collectively, the “LENSAR PARTIES”), or cause or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the copying, distribution, manufacture, having manufactured, use, sale, offer for sale, importation, marketing, exportation, distribution or other commercial exploitation in the Territory of a Licensed Product in the Field infringes any copyright, patent, or patent application, that is Controlled by LICENSOR or an Affiliate, so long as LENSAR, its successor or permitted assign are in compliance with the terms of this Agreement.

ARTICLE 6.    CONFIDENTIALITY

6.01    Confidential Information. Each party shall maintain in confidence all information and materials disclosed by the other party, including, without limitation, information relating to the Licensed Patent Rights or Licensed Products, and further including information provided by either Party to the other Party prior to the Effective Date (hereinafter “Information”), and shall not use such Information for any purpose except as reasonably required to exercise its rights and comply with its obligations under this Agreement, or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents, or subcontractors as are necessary in connection with such Party’s activities as contemplated in this Agreement. Each

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Party shall enter into an appropriate enforceable agreement from any sublicensees, employees, consultants, agents and subcontractors, prior to disclosure, to hold in confidence and not make use of such Information for any purpose other than those permitted by this Agreement. This confidentiality provision replaces and supersedes the Mutual Non-Disclosure Agreement effective date 9/4/2018 between the Parties, which prior agreement controls for information exchanged prior to the Effective Date.

6.02    Recipient Obligations. The receiving Party’s obligations described in Section 6.01 shall continue during the Term of this Agreement and for a period of five (5) years thereafter, but shall not apply to any of the Information:

(a)	which, at the time of its receipt of the Information, is published, known publicly, or is already in the public domain;

(b)

which, after the date of its receipt of the Information, is published, becomes known publicly or becomes a part of the public domain by the publication or otherwise, except by breach of this Agreement by the receiving Party;

(c)

which the receiving party can establish by competent proof was obtained from a third party after the date of its receipt of the Information, provided, however, that said third party has not violated any obligation of confidentiality to the disclosing Party;

(d)	which the receiving party can establish by competent proof was rightfully in its possession on the date of its receipt of the Information;

(e)	which the receiving Party can establish by competent proof was subsequently developed by the receiving Party without using any Information received from the disclosing Party;

(f)

which is disclosed pursuant to a requirement of law; provided, however, that the receiving Party will first give written notice of such required disclosure to the disclosing Party, make a reasonable effort to obtain a protective order with respect to the Information, and take reasonable steps to allow the disclosing Party to protect the confidentiality of the Information required to be disclosed;

(g)

which is disclosed to a government agency, regulatory authority, clinical research organization, clinical investigator or other third party to whom disclosure is necessary for development of a Licensed Product in connection with drug development, approval or registration of a Licensed Product;

(h)

which is necessary in connection with a potential merger, sale or acquisition, financing, or to meet the requirements of any securities exchange to which the receiving Party may be subject, including any related rules and regulations, but only to the extent such disclosure is reasonably required and subject to obligations of confidentiality wherever possible.

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ARTICLE 7.    TERM AND TERMINATION

7.01    Duration of the Agreement. Unless earlier terminated as provided in this Article 7, this agreement shall come into force on the Effective Date and shall continue until the expiration of the Term.

7.02    Termination.

(a)	This Agreement may be terminated for any reason at any time upon sixty (60) days prior written notice to LICENSOR by LENSAR.

(b)

If either party shall at any time commit any material breach of any covenant or agreement herein contained and shall fail to have initiated and actively pursued remedy of any such default or breach within thirty (30) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to retain the consideration previously received or recover any sums due at the time of such cancellation, it being understood, however, that if within the specified cure period after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

(c)

This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party’s property; or (iv) an assignment for the benefit of creditors of the other party.

7.03    No Waiver. The right of either Party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

7.04    Survival. Any accrued payment under Article 3 and any rights or obligations under Article 6 shall survive termination of this Agreement.

ARTICLE 8.    MISCELLANEOUS

8.01    Force Majeure. Neither Party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such Party, including, but not limited to earthquake, fire,

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flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such Party will inform the other Party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

8.02    Press Release. The Parties agree that any press release issued by a Party shall be subject to the review and comment of the other Party prior to release. The reviewing Party agrees to promptly review and provide any comments, which the issuing Party will consider in its sole discretion.

8.03    Governing Law and Venue. This Agreement and any dispute related thereto shall be governed by the law of the state of Delaware or, as applicable Federal Law, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof, such claim, dispute or controversy shall be submitted for adjudication in the District Court for the District of Delaware.

8.04    Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be effective three (3) days after such delivery:

If to LENSAR:	LENSAR, Inc. 2800 Discovery Drive Suite 100 Orlando, FL 32836 Attention: Chief Executive Officer [insert email or fax no.]

With Copy to:	PDL BioPharma, Inc. 932 Southwood Boulevard Incline Village, NV 89451 USA Attention: General Counsel General.Counsel@pdl.com

If to LICENSOR:	Doug Patton c/o Ophthalmic Synergies, LLC [***] [***] [***]

8.05    Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, a dispute concerning a termination of this Agreement (hereinafter collectively referred to as “Dispute”) shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each Party in an effort to effect a mutually acceptable resolution thereof within thirty (30) days of submission to such representatives. Within fifteen (15) days after submission of the Dispute to such senior representatives, each Party shall submit a brief, written summary of the Dispute and their respective position with respect to the Dispute to such senior representatives.

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8.06    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the within subject matter and supersedes all previous agreements with respect to the within subject matter, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both Parties.

8.07    Assignment. The rights of either Party under this Agreement may be sold, assigned and/or transferred, and the duties of either Party under this Agreement may be delegated, provided that, until such date as the final payment hereunder with respect to Sections 3.01 and 3.02 are made, any such assignment shall be subject to the other party’s approval, which approval shall not be unreasonably withheld or delayed.

8.08    Headings. Any headings and captions used this Agreement are for convenience and reference only and are not part of this Agreement.

8.09    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one agreement.

[Signatures on the following page]

CONFIDENTIAL INFORMATION

IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive License Agreement as of the date first above written.

LENSAR, INC.		DOUG PATTON

By:	/s/ Nick T. Curtis	By:	/s/ Doug Patton
Name:	Nick T. Curtis	Name:	Doug Patton
Title:	CEO	Title:

OPTHALMIC SYNERGIES, LLC

		By:	/s/ Doug Patton
		Name:	Doug Patton
		Title:	C.E.O.